UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 1, 2018

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500, Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On August 21, 2018, Matador Resources Company (the “Company”) issued $750 million in aggregate principal amount of the Company’s 5.875% Senior Notes due 2026 (the “Initial Notes”). On October 1, 2018, the Company and certain of its subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell $300,000,000 in aggregate principal amount of the Company’s 5.875% Senior Notes due 2026 (the “Additional Notes” and, together with the Initial Notes, the “Notes”). The Initial Notes and the Additional Notes will be treated as a single class of debt securities. The Company expects to receive net proceeds from the issuance and sale of the Additional Notes (the “Offering”) of approximately $297.6 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses but excluding accrued interest from August 21, 2018 paid by the Initial Purchasers. The Offering closed on October 4, 2018.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also agreed not to offer or sell certain debt securities for a period of 45 days after October 1, 2018, without the prior consent of Merrill Lynch.

The Additional Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act. The Initial Purchasers intend to resell the Additional Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S. The Additional Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Relationships

Certain of the Initial Purchasers and their respective affiliates have, from time to time, performed, and may in the future perform, various investment banking, commercial banking, advisory and other services for the Company and its affiliates, for which they have received, and may in the future receive, customary fees and expense reimbursement. The Company intends to use the net proceeds from the Offering to repay outstanding borrowings under its revolving credit facility and for general corporate purposes. Affiliates of certain of the Initial Purchasers are agents, arrangers and/or lenders under the Company’s revolving credit facility and will receive a portion of the net proceeds from the Offering in connection with the repayment of the Company’s revolving credit facility.

Indenture

On August 21, 2018, the Company entered into an Indenture (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, governing the terms of the Notes.

Interest and Maturity

The Notes will mature on September 15, 2026, and interest is payable on the Notes semiannually in arrears on each March 15 and September 15, and the first interest payment date for the Notes will be March 15, 2019. The Notes are guaranteed on a senior unsecured basis by the Guarantors.

Optional Redemption

At any time prior to September 15, 2021, the Company may redeem up to 35% in aggregate principal amount of Notes at a redemption price of 105.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, in an amount not greater than the net proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption.

In addition, at any time prior to September 15, 2021, the Company may redeem all or part of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest. On and after September 15, 2021, the Company may redeem all or a part of the Notes at redemption prices (expressed as percentages of principal amount) equal to (i) 104.406% for the twelve-month period beginning on September 15, 2021; (ii) 102.938% for the twelve-month period beginning on September 15, 2022; (iii) 101.469% for the twelve-month period beginning on September 15, 2023; and (iv) 100.000% on September 15, 2024 and at any time thereafter, plus accrued and unpaid interest to the applicable redemption date.

Change of Control

Upon the occurrence of a Change of Control (as defined in the Indenture), unless the Company has exercised its optional redemption right in respect of the Notes, the holders of the Notes will have the right to require the Company to repurchase all or a portion of the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus any accrued and unpaid interest to the date of purchase.

Certain Covenants

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to: (i) incur or guarantee additional debt or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make certain investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from its Restricted Subsidiaries (as defined in the Indenture) to the Company; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) enter into transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. At any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and S&P Global Ratings, many of these covenants will terminate.

Events of Default

The Indenture provides that each of the following is an Event of Default:

•	default for 30 days in the payment when due of interest on the Notes;

•	default in the payment when due of the principal of, or premium, if any, on the Notes;

•

failure by the Company to comply with its obligations to offer to purchase or purchase notes when required pursuant to the change of control or asset sale provisions of the Indenture or its failure to comply with the covenant relating to merger, consolidation or sale of assets;

•	failure by the Company for 180 days after notice to comply with its reporting obligations under the Indenture;

•	failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries in the aggregate principal amount of $50.0 million or more;

•	failure by the Company or any Restricted Subsidiary to pay certain final judgments aggregating in excess of $50.0 million within 60 days;

•	any subsidiary guarantee by a Guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker; and

•

certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a significant subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a significant subsidiary.

Registration Rights Agreement

On October 4, 2018, in connection with the issuance and sale of the Additional Notes, the Company, the Guarantors and Merrill Lynch entered into a registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company and the Guarantors have agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) with respect to an offer to exchange the Additional Notes for substantially identical notes that are registered under the Securities Act. Under some circumstances, in lieu of, or in addition to, a registered exchange offer, the Company and the Guarantors have agreed to file a shelf registration statement with respect to the Additional Notes. The Company and the Guarantors are required to pay additional interest on the Additional Notes if they fail to comply with their obligations to consummate the offer to exchange within 365 days of October 4, 2018.

Credit Agreement Amendment

On September 28, 2012, the Company, as a guarantor, along with certain other guarantors thereto, MRC Energy Company, a wholly-owned subsidiary of the Company (“MRC”), as borrower, the lenders party thereto (the “Lenders”) and Royal Bank of Canada, as administrative agent, entered into an amended and restated senior secured revolving credit agreement (as amended, the “Revolving Credit Agreement”). For a summary of key terms of the Revolving Credit Agreement, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018, which description is incorporated herein by reference. On October 1, 2018, MRC, as borrower, entered into an amendment (the “Amendment”) to the Revolving Credit Agreement (as further amended, the “Credit Agreement”), and the Company reaffirmed its guaranty of MRC’s obligations under the Credit Agreement. The Amendment amends the Revolving Credit Agreement to allow for the issuance of the Additional Notes.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Purchase Agreement, the Indenture, the Registration Rights Agreement and the Amendment, copies of which are filed as Exhibits 10.1, 4.1, 4.2 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included, or incorporated by reference, in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On October 1, 2018, the Company issued a press release announcing that the Company upsized and priced the Offering. The Offering was upsized from the previously announced $250,000,000 in aggregate principal amount. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of August 21, 2018, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 21, 2018).

4.2	Registration Rights Agreement, dated October 4, 2018, by and among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein.

10.1	Purchase Agreement, dated as of October 1, 2018, by and among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein.

10.2	Twelfth Amendment to Third Amended and Restated Credit Agreement, dated as of October 1, 2018, by and among MRC Energy Company, as Borrower, the Lenders party thereto and Royal Bank of Canada, as Administrative Agent.

99.1	Press Release, dated October 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: October 4, 2018	By:	/s/ Craig N. Adams
	Name:	Craig N. Adams
	Title:	Executive Vice President